Trovagene Announces Changing of Company Name to Cardiff Oncology and Appointment of Mark Erlander, PhD, as Chief Executive Officer

•	New corporate name, Cardiff Oncology, reflects the Company’s mission and commitment to turning the tide on cancer by developing new treatment options for cancer patients

•	Effective May 8th, Dr. Thomas Adams will transition his role from Chairman and CEO to Executive Chairman and Dr. Mark Erlander will assume the role of CEO

•	Changes mark an important milestone in the Company’s evolution and advancing development of onvansertib in cancer indications with the greatest medical need
SAN DIEGO (May 6, 2020) – Trovagene, Inc. (Nasdaq: TROV), a clinical-stage oncology therapeutics company developing its drug, onvansertib, to treat cancers with the greatest medical need for new treatment options, including KRAS-mutated colorectal cancer, Zytiga®-resistant prostate cancer and relapsed/refractory leukemias, today announced it is changing its company name to Cardiff Oncology, Inc. and Mark Erlander, PhD, will assume the role of Chief Executive Officer (CEO). In connection with the new corporate name, the Company’s Nasdaq ticker symbol will change to ‘CRDF’ and will be effective at the open of the market on Friday, May 8, 2020. The new website will be https://cardiffoncology.com.
The new name, Cardiff Oncology, reflects the Company’s mission and commitment to turning the tide on cancer with its development of onvansertib, a first-in-class, third-generation, oral and highly-selective Polo-like Kinase 1 (PLK1) inhibitor, for the treatment of cancers representing the greatest need for new effective treatment options.
Dr. Erlander has served as Chief Scientific Officer since joining the Company in 2013 and has been an integral part in its evolution in drug development and biomarker technology. Dr. Thomas Adams, Chairman of the Board since 2009, and CEO since June of 2018, will transition his role to Executive Chairman, and continue to provide his strategic guidance and drug development expertise to the Company.
“We are very pleased to announce the change in leadership and company name,” said Dr. Thomas Adams, Executive Chairman. “Mark has a proven track record in drug research and development and one of the deepest oncology skills sets in our industry. We believe we are establishing a strong corporate identity with our name change to Cardiff Oncology and demonstrating our expertise and accomplishments as an oncology drug development company.”
“We already have a significant foundation in place with an experienced and talented team of people, deep science and an advancing clinical development program,” said Dr. Mark Erlander, Chief Executive Officer. “I’m excited to lead our company into the next stage of development that includes continuing to rapidly advance development of our investigational drug, onvansertib, in cancers with the greatest medical need for new effective treatments.”

About Cardiff Oncology (formerly Trovagene, Inc.)
Cardiff Oncology is a clinical-stage biotechnology company with the singular mission of developing new treatment options for cancer patients in indications with the greatest medical need. Our goal is to overcome resistance, improve response to treatment and increase overall survival. We are developing onvansertib, a first-in-class, third-generation Polo-like Kinase 1

(PLK1) inhibitor, in combination with standard-of-care chemotherapy and targeted therapeutics. Our clinical development programs incorporate tumor genomics and biomarker technology to enable assessment of patient response to treatment. We have three ongoing clinical programs that are demonstrating the safety and efficacy of onvansertib: a Phase 1b/2 study of onvansertib in combination with FOLFIRI/Avastin® in KRAS-mutated metastatic colorectal cancer (mCRC); a Phase 2 study of onvansertib in combination with Zytiga® (abiraterone)/prednisone in Zytiga-resistant metastatic castration-resistant prostate cancer (mCRPC); and a Phase 2 study of onvansertib in combination with decitabine in relapsed or refractory acute myeloid leukemia (AML). For more information, please visit https://trovageneoncology.com. Please note that as of Friday, May 8th, the new website will be https://cardiffoncology.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our need for additional financing; our ability to continue as a going concern; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; our clinical trials may be suspended or discontinued due to unexpected side effects or other safety risks that could preclude approval of our product candidates; risks related to business interruptions, including the outbreak of COVID-19 coronavirus, which could seriously harm our financial condition and increase our costs and expenses; uncertainties of government or third party payer reimbursement; dependence on key personnel; limited experience in marketing and sales; substantial competition; uncertainties of patent protection and litigation; dependence upon third parties; our ability to develop tests, kits and systems and the success of those products; regulatory, financial and business risks related to our international expansion and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technology or products will be utilized or prove to be commercially successful.  Additionally, there are no guarantees that future clinical trials will be completed or successful or that any precision medicine therapeutics will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2019, and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Trovagene does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Trovagene Oncology Contact:

Vicki Kelemen
VP, Clinical Development and Investor Relations
858-952-7652
vkelemen@trovageneoncology.com
vkelemen@cardiffoncology.com